UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 1, 2015

AXIALL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-09753	58-1563799
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Abernathy Road, Suite 1200, Atlanta, GA	30328
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (770) 395 - 4500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01.                                        Other Events.

On October 1, 2015, Axiall Corporation (the “Company”) issued a press release announcing that it has entered into and consummated the transactions (the “Transactions”) contemplated by an asset purchase agreement (the “Asset Purchase Agreement”) with INEOS Americas LLC (“INEOS”) and Axiall, LLC, a wholly-owned subsidiary of the Company (together with the Company, “Axiall”).  Pursuant to the Asset Purchase Agreement, INEOS acquired certain assets used in Axiall’s Aromatics business (the “Purchased Assets”), including, but not limited to, Axiall’s cumene production facility in Pasadena, Texas (the “Pasadena Facility”).  Axiall has retained the land and plant at its phenol, acetone and alphamethylstyrene production facility in Plaquemine, Louisiana (the “Plaquemine Phenol Facility”), which constitutes part of a broader set of Axiall facilities located at Plaquemine, and cash and cash equivalents, accounts receivable and inventory associated with Axiall’s Aromatics business (other than certain raw materials and work in progress inventory located at the Pasadena Facility), and certain other assets.  The Company plans to conduct a safe wind-down of the Plaquemine Phenol Facility by year-end 2015.  INEOS acquired the Purchased Assets for approximately $62.9 million in cash (the “Purchase Price”), $52.4 million of which was paid at closing and $10.5 million of which may be payable by INEOS subject to the satisfaction of certain conditions related to the timing of, and the amount of costs associated with, Axiall’s cessation of phenol, acetone and alphamethylstyrene production at the Plaquemine Phenol Facility.

A copy of the press release announcing the transaction is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit Number	Description

99.1	Press release, dated October 1, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXIALL CORPORATION

	By:	/s/ Todd King
Name: Todd King
Title: Vice President and Corporate Secretary

Date: October 1, 2015

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release, dated October 1, 2015.